UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2024

NCR VOYIX CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number 001-00395

Maryland	31-0387920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

864 Spring Street NW

Atlanta, GA 30308

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (800) 225-5627

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	VYX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement

On September 30, 2024, using a portion of the proceeds from the Digital Banking Sale (as defined in Item 2.01 below), NCR Voyix Corporation (the “Company”) voluntarily repaid all $251.9 million of accrued and unpaid amounts outstanding under its trade receivables facility (the “T/R Facility”), as evidenced by that certain Receivables Purchase Agreement, dated as of September 30, 2021 (as amended from time to time, the “Receivables Purchase Agreement”), among the Company, the Company’s wholly-owned subsidiary NCR Receivables LLC, certain other affiliates of the Company and PNC Bank, N.A., MUFG Bank, LTD. and the other purchaser parties thereto (the “Purchasers”), and terminated the Receivables Purchase Agreement and other agreements related to the T/R Facility. No early termination penalties or prepayment premium were incurred by the Company in connection with the termination of the T/R Facility.

The T/R Facility was set to mature on October 16, 2025. Descriptions of certain other material terms of the T/R Facility and Receivables Purchase Agreement are included in Item 1.01 of the Company’s Current Report on Form 8-K filed on October 17, 2023, and are incorporated into this Item 1.02 by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

As previously disclosed on a Current Report on Form 8-K, on August 5, 2024, the Company entered into a purchase agreement (the “Purchase Agreement”) with Dragon Buyer, Inc. (“Buyer”), an affiliate of The Veritas Capital Fund VIII, L.P. (“Veritas”), pursuant to which Buyer agreed to purchase the Company’s digital banking business (the “Digital Banking Sale”). On September 30, 2024, Buyer and the Company completed the Digital Banking Sale pursuant to the Purchase Agreement. The purchase price for the transaction was $2.45 billion in cash, subject to a customary post-closing purchase price adjustment, as well as contingent consideration of up to an additional $100 million in cash upon the achievement of a specified return on Veritas’ and its affiliates’ invested capital at the time of any future sale. In accordance with Accounting Standards Codification 205-20, “Discontinued Operations,” the results of the digital banking business will be reflected as discontinued operations beginning in the quarter ending September 30, 2024.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 6, 2024, and is incorporated into this Item 2.01 by reference.

Item 8.01	Other Events

The Company issued a press release on September 30, 2024 announcing the completion of the Digital Banking Sale, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

Using a portion of the proceeds from the Digital Banking Sale, the Company repaid all $192.5 million in loans outstanding under its term loan facility and all $200 million in loans outstanding under its revolving credit facility (but did not reduce the principal amount of the commitments under its revolving credit facility). A portion of the proceeds from the Digital Banking Sale were also used to settle the Company’s previously announced tender offers to purchase up to $1,177,079,565 aggregate purchase price, excluding accrued and unpaid interest, of the Company’s 5.250% Senior Notes due 2030 (the “2030 Notes”), 5.125% Senior Notes due 2029 (the “2029 Notes”) and 5.000% Senior Notes due 2028, subject to prioritized acceptance levels and proration. Pursuant to the terms of the tender offers, the Company purchased $397,897,000 aggregate principal amount of the 2030 Notes and $797,101,000 aggregate principal amount of the 2029 Notes, for an aggregate purchase price of $1,206,189,904.94, which included the tender offer consideration, the early tender premium and accrued and unpaid interest thereon.

On September 30, 2024, the Company issued a press release announcing the repayment and termination of the T/R Facility, the repayment of the term loan facility and revolving credit facility and the settlement of the tender offers, a copy of which is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are attached with this current report on Form 8-K:

Exhibit No.	Description

99.1	Press Release by NCR Voyix Corporation announcing closing of the Digital Banking Sale, dated September 30, 2024

99.2	Press Release by NCR Voyix Corporation announcing reduction of debt and T/R Facility termination, dated September 30, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCR Voyix Corporation

By:	/s/ Kelli E. Sterrett
Kelli E. Sterrett
Executive Vice President, General Counsel and Secretary

Date: September 30, 2024